Exhibit 10.5

FORM OF SERITAGE GROWTH PROPERTIES

PERFORMANCE-VESTING RESTRICTED SHARE UNIT AGREEMENT

2018 INCENTIVE P-RSUs

Name of Grantee:	(the “Grantee”)

Target No. of Restricted Share Units:

Grant Date:	(the “Grant Date”)

WHEREAS, the Grantee currently provides services to Seritage Growth Properties, a Maryland real estate investment trust or one of its Subsidiaries (the “Company”);

WHEREAS, the Company desires to (i) provide the Grantee with an incentive to remain in the employ of the Company or its Subsidiaries and (ii) increase the Grantee’s interest in the success of the Company by granting performance-vesting restricted share units (the “P-RSUs”) payable in the form of Shares; and

WHEREAS, reference is made herein to the Grantee’s employment agreement with the Company dated [●] (the “Employment Agreement”)[, as this issuance of P-RSUs constitutes the performance-based portion of the “Renewal Award” for purposes of the Company satisfying its obligations to grant such an award pursuant to the Employment Agreement]1 ; and

WHEREAS, the issuance of the P-RSUs is made pursuant to the Seritage Growth Properties 2015 Share Plan (the “Plan”); and made subject to the terms and conditions of this Seritage Growth Properties 2018 Incentive Award Performance-Vesting Restricted Share Unit Agreement (the “Agreement”).

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Definitions; Incorporation of Plan Terms. Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Plan. This Agreement and the P-RSUs shall be subject to the Plan and the terms of the Plan are incorporated into this Agreement by reference. In the event of any difference between the provisions of this Agreement and the terms of the Plan, the terms of this Agreement will control. The Grantee hereby acknowledges prior receipt of a copy of the Plan.

2. Grant of P-RSUs. Subject to the provisions of this Agreement and pursuant to the provisions of the Plan, the Company hereby grants and issues to the Grantee the P-RSUs specified above, the calculation of which is set forth on Schedule A. The Company shall credit to a bookkeeping account (the “Account”) maintained by the Company (or a third party on behalf of the Company) for the Grantee’s benefit the P-RSUs, each of which shall be deemed to be the equivalent of one Share.

3. Terms and Conditions.

(a) Vesting.

(i) All of the P-RSUs shall initially be unvested. All P-RSUs shall be subject to the vesting requirements set forth on Schedule A of this Agreement.

[1]	As applicable.

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(ii) In respect of the P-RSUs, in the event the then current Fair Market Value of a share of the Company’s common stock (a “Share”) is less than forty-six dollars ($46) per Share on the first (1st) anniversary of the Grant Date and/or the then current Fair Market Value of a Share is less than fifty-one dollars ($51) per Share on the second (2nd) anniversary of the Grant Date, and, in either case, the Fair Market Value of a Share is no lower than a price of thirty-five dollars ($35) per Share, additional P-RSUs shall be granted based on the then current Fair Market Value of a Share on the first (1st) anniversary of the Grant Date in respect of P-RSU Tranche 2 (as defined on Schedule A) and/or the second (2nd) anniversary of the Grant Date in respect of P-RSU Tranche 3 (as defined on Schedule A). If the Fair Market Value of a Share is less than $35 on the first (1st) Anniversary of the Grant Date, P-RSU Tranche 2 shall be adjusted as set forth above based on a calculation using $35 as the relevant price on such anniversary. If the Fair Market Value of a Share is less than $35 on the second (2nd) Anniversary of the Grant Date, P-RSU Tranche 3 shall be adjusted as set forth above based on a calculation using $35 as the relevant price on such anniversary.

If an adjustment to either (x) P-RSU Tranche 2 or (y) P-RSU Tranche 3 is required pursuant to this Section 3(a)(ii), the number of additional P-RSUs to be granted shall be calculated in each case as the difference between (A) the number of P-RSUs equal to (1) the original dollar allocation of the applicable P-RSU tranche (as set forth on Schedule A), divided by (2) in respect of P-RSU Tranche 2, the relevant Fair Market Value of a Share on the first (1st) anniversary of the Grant Date and/or, in respect of P-RSU Tranche 3, on the second (2nd) anniversary of the Grant Date, and (B) the number of P-RSUs originally granted in the applicable tranche.

Any additional P-RSUs granted as a result of the application of this Section 3(a)(ii) shall be added to the number of target P-RSUs in the applicable tranche and will be subject to the same terms and conditions as apply to the originally granted target P-RSUs, including the same vesting schedule, as set forth in this Agreement.

(iii) If the Grantee’s employment terminates due to the Grantee’s death or Disability, or the Grantee’s employment is terminated by the Company without Cause (as defined in the Employment Agreement) or the Grantee resigns with Good Reason (as defined in the Employment Agreement), any of the Grantee’s P-RSUs that are not fully vested as of the Date of Termination (as defined in the Employment Agreement) will immediately vest in full as of the Date of Termination.

(iv) Upon the occurrence of a Change in Control (as defined in the Plan):

(A) The Company will determine the modifier applicable to the P-RSUs based on actual performance as of the date of the Change in Control.

(B) If the purchaser or successor entity does not assume, convert, or replace Grantee’s unvested and outstanding P-RSUs with awards of equity that is traded on the NYSE or NASDAQ, subject to Section 3(a)(iv)(C) below, such unvested and outstanding P-RSUs will immediately vest upon the Change in Control (taking into account Section 3(a)(iv)(A) above. If the purchaser or successor entity does assume, convert, or replace such unvested and outstanding P-RSUs with equity traded on the NYSE or NASDAQ, subject to Section 3(a)(iv)(C) below, such unvested and outstanding P-RSUs will continue to vest in accordance with its terms set forth in this Agreement.

(C) For purposes of this Section 3(a)(iv), (1) if the outstanding awards are not assumed, converted, or replaced, the number of P-RSUs that shall be considered unvested and outstanding (and subject to acceleration) will include any additional P-RSUs that would be granted to the Grantee after applying the adjustment provision in accordance with Section 3(a)(ii) (except that the day prior to Change in Control shall be used as the measurement date rather than applicable anniversary of the Grant Date); and (2) if the outstanding awards are assumed, converted, or replaced, an additional grant of such assumed, converted or replaced awards shall be made in accordance with Section 3(a)(ii) upon the applicable anniversary of the original grant date of the P-RSU (taking into account any conversion or replacement terms that applied to the conversion or replacement of the outstanding P-RSUs at the time of the Change in Control).

(b) Forfeiture. Except as otherwise provided in this Agreement, upon the termination of the Grantee’s employment with the Company and its Subsidiaries prior to vesting, all unvested P-RSUs shall be automatically cancelled and forfeited.

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(c) Determination of Performance Achievement. The applicable performance period shall be January 1, 2018 – December 31, 2020 (the “Performance Period”). The performance metrics and threshold and target goal levels have been determined by the Compensation Committee of the Board of Trustees of the Company (the “Compensation Committee”) and are set forth on Exhibit B. At the end of the Performance Period, for each of P-RSU Tranche 1, P-RSU Tranche 2 and P-RSU Tranche 3, the Compensation Committee will determine the number of P-RSUs earned based on the extent to which the performance goals have been achieved, as set forth on Exhibit A.

(d) Settlement. P-RSUs not previously forfeited shall be settled within thirty (30) days after the applicable Vesting Date (as set forth on Schedule A) under Section 3(a)(i) by delivery of one Share for each P-RSU being settled.

4. Taxes.

(a) This Section 4(a) applies only to (a) all Grantees who are U.S. employees, and (b) to those Grantees who are employed by a Subsidiary of the Company that is obligated under applicable local law to withhold taxes with respect to the settlement of the P-RSUs. Such Grantee shall pay to the Company or a designated Subsidiary, promptly upon request, and in any event at the time the Grantee recognizes taxable income with respect to the P-RSUs, an amount equal to the taxes the Company determines it is required to withhold under applicable tax laws with respect to the P-RSUs. The Grantee may satisfy the foregoing requirement by making a payment to the Company in cash or by delivering already owned unrestricted Shares or by having the Company withhold a number of Shares in which the Grantee would otherwise become vested under this Agreement, in each case, having a value equal to the minimum amount of tax required to be withheld. Such Shares shall be valued at their fair market value on the date as of which the amount of tax to be withheld is determined.

(b) The Grantee acknowledges that the tax laws and regulations applicable to the P-RSUs and the disposition of the shares following the settlement of P-RSUs are complex and subject to change.

5. Protections Against Violations of Agreement. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the P-RSUs by any holder thereof in violation of the provisions of this Agreement or the Declaration of Trust or the Bylaws of the Company, will be valid, and the Company will not transfer any shares resulting from the settlement of P-RSUs on its books nor will any of such shares be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with such provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce such provisions.

6. Rights as a Shareholder; Dividend Equivalent Right. The Grantee shall not possess the right to vote the shares underlying the P-RSUs until the P-RSUs have settled in accordance with the provisions of this Agreement and the Plan. During any period when the P-RSUs are forfeitable, a dividend equivalent right (“DER”) shall apply to such P-RSUs, as follows:

(i) if and when any cash dividends are declared on Shares, on the date such dividend is paid, the Company will credit to a bookkeeping account (the “Account”) maintained by the Company (or a third party on behalf of the Company) for the Grantee’s benefit an amount, which shall be equal to the amount of such dividend that would have been paid on the same number of P-RSUs that are unvested and outstanding hereunder as of the record date of such dividend. Such credited amount shall be subject to the vesting and forfeiture provisions applicable to the P-RSUs to which such credited amount relates, as set forth in Section 3(a) above. Any credited amounts shall be only payable in cash and shall become vested and payable at the same time as Shares are otherwise delivered upon the settlement of vested P-RSUs, if any, as set forth in this Agreement.

(ii) Except as otherwise provided in the Plan or this Agreement, during any period when the P-RSUs are forfeitable, if and when the Company declares and pays a dividend or distribution on Shares, or there occurs a forward split of Shares, then a number of additional P-RSUs in respect of the P-RSUs shall be credited to the Account as of the payment date for such dividend or distribution or forward split equal to (i) the same number of Shares that would have been delivered

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on the same number of P-RSUs that are unvested and outstanding hereunder as of the record date of such event, multiplied by (ii) the number of additional Shares actually paid as a dividend or distribution or issued in such split in respect of each outstanding Share. These additional P-RSUs shall become vested and deliverable upon the vesting of the P-RSUs to which such additional P-RSUs relate as set forth in this Agreement.

7. Survival of Terms. This Agreement shall apply to and bind the Grantee and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

8. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or sent by certified or registered mail, return receipt requested, postage prepaid, addressed, if to the Grantee, to the Grantee’s attention at the mailing address set forth at the foot of this Agreement (or to such other address as the Grantee shall have specified to the Company in writing) and, if to the Company, to the Company’s office at 500 Fifth Avenue, Suite 1503, New York, NY  10110, Attention: General Counsel (or to such other address as the Company shall have specified to the Grantee in writing). All such notices shall be conclusively deemed to be received and shall be effective, if sent by hand delivery, upon receipt, or if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

9. Waiver. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

10. Authority of the Administrator. The Committee shall have full authority to interpret and construe the terms of the Plan and this Agreement. The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive.

11. Representations. The Grantee has reviewed with the Grantee’s own tax advisors the applicable tax (U.S., foreign, state, and local) consequences of the transactions contemplated by this Agreement. The Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Grantee understands that he (and not the Company) shall be responsible for any tax liability imposed upon him that may arise as a result of the transactions contemplated by this Agreement.

12. Entire Agreement; Governing Law. This Agreement and the Plan and the other related agreements expressly referred to herein set forth the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland.

13. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.

14. Amendments; Construction. The Committee may amend the terms of this Agreement prospectively or retroactively at any time, but no such amendment shall impair the rights of the Grantee hereunder without his consent. Headings to Sections of this Agreement are intended for convenience of reference only, are not part of this Restricted Share Unit and shall have no effect on the interpretation hereof.

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15. Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understand the terms and provision thereof, and accepts the shares of RSUs subject to all the terms and conditions of the Plan and this Agreement. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under this Agreement.

16. Miscellaneous.

(a) No Rights to Grants or Continued Employment. The Grantee acknowledges that the award granted under this Agreement is not an employment right. Neither the Plan nor this Agreement, nor any action taken or omitted to be taken hereunder or thereunder, shall be deemed to create or confer on the Grantee any right to be retained as an employee of the Company or any Subsidiary thereof, or to interfere with or to limit in any way the right of the Company or any Subsidiary thereof to terminate the employment of the Grantee at any time.

(b) No Restriction on Right of Company to Effect Corporate Changes. Neither the Plan nor this Agreement shall affect in any way the right or power of the Company or its Shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of shares or of options, warrants or rights to purchase shares or of bonds, debentures, preferred, or prior preference shares whose rights are superior to or affect the shares or the rights thereof or which are convertible into or exchangeable for shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the assets or business of the Company, or any other corporate act or proceeding, whether of a similar character or otherwise.

(c) Assignment. The Company shall have the right to assign any of its rights and to delegate any of its duties under this Agreement to any of its affiliates.

17. Code Section 409A. Notwithstanding anything in this Agreement to the contrary, the receipt of any benefits under this Agreement is intended to be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) pursuant to the short-term deferral exception provided for thereunder. The RSUs granted hereunder shall not be deferred, accelerated, extended, paid out or modified in a manner that would result in the application of Section 409A of the Code to such grants.

THIS AGREEMENT SHALL BE NULL AND VOID AND UNENFORCEABLE BY THE GRANTEE UNLESS SIGNED AND DELIVERED TO THE COMPANY NOT LATER THAN THIRTY (30) DAYS SUBSEQUENT TO THE GRANT DATE.

BY SIGNING THIS AGREEMENT, THE GRANTEE IS HEREBY CONSENTING TO THE PROCESSING AND TRANSFER OF THE GRANTEE’S PERSONAL DATA BY THE COMPANY TO THE EXTENT NECESSARY TO ADMINISTER AND PROCESS THE AWARDS GRANTED UNDER THIS AGREEMENT.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Grantee has executed this Agreement, both as of the day and year first above written.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company and the Grantee have executed this P-RSU Agreement as of the date first above written.

COMPANY

SERITAGE GROWTH PROPERTIES

By:

Name:

Title:

GRANTEE

By:

Name:

Address:

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SCHEDULE A

(TIME-VESTING RSUS)

Calculation

The number of P-RSUs at grant shall be calculated as follows:

Total Value of 2018 Incentive Award granted to the Grantee: $______________ (the “Total Value”)

Value of Total Performance-Based Portion of the 2018 Incentive Award (i.e., 70% of Total Value): $______________ (the “Performance-Based Value”)

The Number of P-RSUs comprising the Performance-Based Portion of the 2018 Incentive Award as of the Grant Date is calculated as follows:

1)	one-third (1/3rd) of the Performance Based Value (i.e., $[●]) will be converted to P-RSUs based on thirty-five dollars ($35) per share (“P-RSU Tranche 1”);
2)	one-third (1/3rd) of the Performance Based Value (i.e., $[●]) will be converted to P-RSUs on the basis of forty-six dollars ($46) per share (“P-RSU Tranche 2”); and
3)	one-third (1/3rd) of the Performance Based Value (i.e., $[●]) will be converted to P-RSUs on the basis of fifty-one dollars ($51) per share (“P-RSU Tranche 3”).

Vesting

One-hundred percent (100%) of each of P-RSU Tranche 1, P-RSU Tranche 2, and P-RSU Tranche, as may be adjusted pursuant to Section 3(a)(ii) of the Agreement, will vest as of the third (3rd) anniversary of the Grant Date, provided the Grantee is employed as of such date, unless specified otherwise in this Award Agreement, and be settled within thirty (30) days of such anniversary.

Performance Determination

At the end of the Performance Period, for each of P-RSU Tranche 1, P-RSU Tranche 2 and P-RSU Tranche 3, the Compensation Committee will determine the number of shares earned based on the extent to which performance goals have been achieved, which achievement levels will then be used to determine whether performance thresholds have been met and if so, to calculate a P-RSU modifier of between fifty percent (50%) and one hundred fifty percent (150%). If threshold performance has not been achieved, the P-RSU modifier will be deemed to be zero percent (0%). If threshold performance has been achieved, then the P-RSU modifier will be based on the extent to which the Company has attained certain performance goals, with the P-RSU modifier being one hundred percent (100%) if performance achievement is at the established “target.” Upon determination of the performance achievement, the number of P-RSUs will automatically be adjusted to a number equal to the total number of P-RSUs granted multiplied by the modifier.

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Exhibit B

Performance Metrics and Goals

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